Winner Medical Group Reports 29.27% Increase in Net Sales and 15.5%

increase in Net Income for Fourth Quarter Fiscal 2007

SHENZHEN, China, December 11, 2007 -- Winner Medical Group Inc. (OTC Bulletin Board: WMDG), reported today the consolidated financial results for the fourth quarter and fiscal year ended September 30, 2007.

Fourth Quarter Results

Consolidated fourth quarter net sales in fiscal 2007 increased 29.27% to $21.51 million from $16.64 million in the fourth quarter of fiscal 2006. Consolidated fourth quarter gross profit increased 7.74% to $5.71 million from $5.30 million in the fourth quarter of fiscal 2006. The increase was mainly attributed to the increased sales orders from customers with large orders, especially from European customers.

Net income for the fourth quarter increased 15.5% to $1.49 million, or $0.033 per basic and diluted share, compared to net income of $1.29 million, or $0.030 per basic and diluted share, for the fourth quarter last year.

Fiscal Year Results

Net sales for fiscal year 2007 totaled approximately $70.28 million, representing approximately a 10.04% increase over net sales of approximately $63.87 million reported in the fiscal year 2006. Higher sales were generated from Europe, North America and China compared with the same period last year. Gross profit for the fiscal year 2007 decreased to $17.41 million, from $ 17.54 million for the fiscal year 2006. Gross margin in 2007 was affected by appreciation in the Chinese RMB against the U.S. dollar as well as increased labor, energy, and raw material costs.

Net income for fiscal year 2007 was approximately $5.62 million, or $0.13 per basic and diluted share, compared with net income of approximately $5.83 million, or $0.14 per basic and diluted share, in fiscal year 2006. Decrease in net profit is mainly due to increased marketing expenses on Winner Medical’s new products, and increased R&D expense.

The following table compares the sales revenues generated in fiscal year 2006 and 2007 in the major geographic areas in which Winner Medical sells its products. The table also provides the percentage of total revenues generated in each region.

(All amounts, other than percentages, in millions of U.S. dollars)

	Year Ended on 9/30/07	Percentage of Total Revenues	Year Ended on 9/30/06	Percentage of Total Revenues
Europe	$30.97	44.07%	$25.01	39.16%
Japan	$15.18	21.6%	$16.65	26.06%
North America	$8.82	12.55%	$7.62	11.93%
China	$8.53	12.13%	$7.78	12.18%
Other	$6.78	9.65%	$6.81	10.67%
Total	$70.28	100%	$63.87	100.00%

As of September 30, 2007, Winner Medical had cash and cash equivalents of approximately $6.38 million with working capital of approximately $12.38 million and stockholders' equity increasing to approximately $60.82 million.

Jianquan Li, Winner Medical’s chairman and chief executive officer, commented, “Winner continued profitable growth in fiscal year 2007. We are especially pleased with our achievements in sales and profits in the fourth fiscal quarter. These increases result primarily from increased orders from our large clients, especially in Europe. At the beginning of fiscal year 2007, we began gradually giving up certain lower margin products, and shifting our resources and services to larger clients. We faced some difficulties earlier in the year while implementing this strategy, but our operating results improved during the second half the year, and we believe our shift in strategy towards large clients and higher margin products will drive future expansion. Despite significant investment in research and development and the SAP ERP system, and the expenses associated with the marketing of new products and our listing in the U.S. capital markets, we continue to report positive bottom line results.

“Looking forward to fiscal year 2008, Winner Medical plans to continue to leverage our innovative technology and introduce new PurCottonTM products into the market. This product line has advantages similar to cotton gauze products - it is absorbent, non-allergenic, and biodegradable, but eliminates many of the disadvantages - microorganism attachment, fiber loss, shredding, and raw edges, etc. We currently have installed three manufacture lines to produce PurCotton products, also, the quality validation and marketing with certain customers will be completed; thus we are expecting to see increased sales from the PurCottonTM products in the coming year.

In fiscal year 2008, we also plan to leverage the market expansion in China, US, and Europe.” concluded Mr. Li.

About Winner Medical

Winner Medical is a holding company comprised of eight wholly-owned operating subsidiaries and three joint venture factories. Winner Medical is primarily engaged in the development, manufacturing and distribution of high-quality cotton disposable medical dressings and disposable products. Winner Medical's products include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products and hygiene products for the institutional and home care markets. Winner Medical products are manufactured in China and sold domestically and abroad, in countries and areas such as Japan, Germany, Italy, the Netherlands, Australia, France, the United States, South America, Africa and the Middle East. Winner Medical is one of few Chinese companies licensed by the U.S. Food and Drug Administration to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical's web site www.winnermedical.com .

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Contacts
Company - China
Tel: +86 (755) 2806 6858
Email: investors@winnermedical.com

WINNER MEDICAL GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended September 30 (Unudited)		Year ended September 30 (Audited)
	2007	2006	2007	2006
	US$	US$	US$	US$

Net sales	21,510,103	16,636,783	70,280,960	63,873,058

Cost of sales	(15,797,463)	(11,341,626)	(52,869,597)	(46,335,354)
Gross profit	5,712,639	5,295,157	17,411,363	17,537,704

Other operating income, net	103,666	82,183	366,992	283,337
Selling, general and administrative expenses	(4,237,144)	(3,973,495)	(11,959,184)	(11,335,006)

Income from operations	1,579,162	1,403,845	5,819,171	6,486,035
Gain on disposal of a subsidiary	-	-	-	-
Interest income	56,986	27,858	72,650	54,772
Interest expenses	(117,371)	(51,632)	(408,123)	(266,934)
Equity in earnings of 50 percent or less owned persons	42,944	42,199	178,693	52,817
Income before income taxes and minority interests	1,561,721	1,422,270	5,662,391	6,326,690

Income taxes	(87,750)	(135,453)	15,015	(516,635)
Income before minority interests	1,473,971	1,286,817	5,677,406	5,810,055
-		-
Minority interests	13,276	2,607	(52,552)	19,239
Net income	1,487,247	1,289,424	5,624,854	5,829,294

Other comprehensive income
Foreign currency translation difference	765,344	530,980	2,907,981	857,313
-		-
Comprehensive income	2,252,591	1,820,404	8,532,835	6,686,607

Net income per stock
- basic	0.03	0.03	0.13	0.14
- diluted	0.03	0.03	0.13	0.14

Weighted average common stock outstanding
- basic	44,677,171	43,053,212	44,677,171	43,053,212
- diluted	44,677,171	43,061,546	44,677,171	43,061,546

WINNER MEDICAL GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Audited)

September 30,
2007	2006
US$	US$
ASSETS

Current assets:
Cash and cash equivalents	6,377,488	4,319,579
Accounts receivable, less allowances for doubtful accounts of US$36,832 and US$20,347 at September 30, 2007 and 2006 respectively	11,279,810	7,513,013
Amounts due from affiliated companies	405,919	480,900
Inventories	11,483,442	11,329,520
Prepaid expenses and other current assets	6,631,492	6,182,472
Income taxes recoverable	94,698	7,533
Deferred tax assets	192,088	187,089
Total current assets	36,464,937	30,020,106

Property, plant and equipment, net	46,827,013	35,800,530
Investments in equity investees	1,425,550	1,062,135
Intangible assets, net	130,513	38,731
Prepaid expenses	246,578	224,391
Deferred tax assets	26,744	25,818
Total assets	85,121,335	67,171,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	12,781,595	5,437,050
Accounts payable	7,305,581	4,196,874
Accrued payroll and employee benefits	1,299,342	1,184,779
Customer deposits	362,900	269,965
Other accrued liabilities	1,990,871	2,379,849
Amount due to a shareholder	-	1,556
Amounts due to affiliated companies	41,809	203,999
Dividend payable	-	504,317
Income taxes payable	303,592	556,647
Total current liabilities	24,085,690	14,735,036

Deferred tax liabilities	22,857	21,707
Total liabilities	24,108,547	14,756,743

Commitments and contingencies

Minority interests	191,131	149,496

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 issued and outstanding September 30, 2007 - 44,677,171 shares; September 30, 2006 - 44,677,171 shares	44,677	44,677
Additional paid-in capital	30,260,547	30,237,197
Retained earnings	24,116,054	19,182,866
Statutory reserves	1,914,344	1,222,678
Accumulated other comprehensive income	4,486,035	1,578,054
Total stockholders’ equity	60,821,657	52,265,472
Total liabilities and stockholders’ equity	85,121,335	67,171,711